EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-30620) pertaining to the Inforte Corp. Amended and Restated 1997 Compensation Plan and in the Registration Statement on Form S-8 (Registration No. 333-30624) pertaining to the Inforte Corp. Amended and Restated Employees Stock Purchase Plan, of our report dated January 23, 2004, with respect to the consolidated financial statements of Inforte Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2003, except for note 8 and note 15 which are as of March 12, 2004.

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 24, 2004

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